Exhibit 10.11

CONVERTIBLE LOAN AGREEMENT

dated

[          ]

for

Next.e.GO Mobile SE

as Borrower

provided by

[          ]

as Lender

This convertible loan agreement (the “Agreement”) is dated [          ] between

Next.e.GO Mobile SE, a European Stock Corporation (Societas Europaea) with its business address at Lilienthalstrasse, 52068 Aachen, Germany, of the local court (Amtsgericht) of Aachen under HRB 24014 as borrower (the “Borrower”); and

[Name], [Address] as lender (the “Lender” and together with the Borrower the “Parties”).

RECITALS

A.	The Borrower is a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany and registered with the commercial register of the local court of Aachen under HRB 24014 and with issued share capital of EUR 144,879.00 divided into 144,879 registered no-par value shares with a notional value of EUR 1.00 each (each existing and future share with such notional value a “Share”).

B.	It is currently envisioned that the Borrower either (i) enters into a business combination with a special purpose acquisition company or (ii) becomes listed on a stock exchange upon an initial public offering of Shares, noting, however, that there is no guarantee that either such transaction is actually consummated.

C.	On [ ], the Lender and the Borrower entered into a EUR [ ] convertible loan agreement (the “Existing Shareholder Loan Agreement”) for general corporate and business purposes; the loan has been fully disbursed (such loan being the “Existing Loan”).

D.	The Lender and the Borrower intend to enter into this Agreement in order to provide the Borrower with additional interim funding of EUR [ ] for general corporate and business purposes. The Existing Loan shall be rolled into a combined loan facility governed by this Agreement.

E.	Subject to an approval by the shareholders’ meeting of the Borrower, the Lender shall be given the opportunity to exchange the loan claims including those under the Existing Shareholder Loan Agreement (in particular, the claims for the repayment and all interest accrued) into Shares on the terms and conditions as further set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement:

“Affiliate” means a company, partnership or corporation directly or indirectly controlling, controlled by or under common control with, the relevant company, partnership, corporation or natural person pursuant to Sec. 15 et seqq. of the German Stock Corporation Act (Aktiengesetz).

“Bank Working Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Aachen, Germany.

“Drawdown Date” means the date of the advance of the Loan.

“Event of Default” means an event set out in Clause 9 (Events of Default) other than Clause 9.5 (Acceleration).

“InsO” means the German Insolvency Statute (Insolvenzordnung).

“Interest Rate” means 10% p.a.

“Outstanding Claims” means the outstanding principal amount under the Loan plus all interest accrued at a given point in time.

“PIPE” means private investment in public entity.

“Repayment Date” means the date falling two years after the date of this Agreement.

2.	THE LOAN

Subject to the terms of this Agreement the Lender will make a non-revolving term loan of in total EUR [          ] to the Borrower (the “Loan”).

The principal of EUR [          ] under the Existing Loan is rolled over into the new loan facility under this Agreement and is deemed to be disbursed as of the disbursement date of the remaining part of the Loan in accordance with the following paragraph; interest accrued prior to the disbursement date shall not be payable or convertible in accordance with this Agreement or the Existing Shareholder Loan Agreement; the Parties agree that there shall be no longer any claims of the Parties under the Existing Shareholder Loan Agreement; this Agreement replaces the Existing Shareholder Loan Agreement.

The remaining part of the Loan (EUR [          ]) will be disbursed by [          ] in one tranche by the Lender into the following Borrower’s bank account (the “Borrowers Account”):

Account owner:	Next.e.GO Mobile SE

Bank:	[ ]

IBAN:	[ ]

BIC:	[ ]

3.	PURPOSE

The Borrower shall apply all amounts borrowed under this Agreement towards general business purposes.

The Parties further agree that (i) the Loan does not constitute a financing plan loan (kein Finanzplankredit) and (ii) that no third party may raise any claims based on this agreement (kein Vertrag zugunsten Dritter).

4.	REPAYMENT

The Borrower shall repay the total Loan in full on the Repayment Date.

5.	INTEREST

5.1	Interest rate

The rate of interest on the Loan shall be the Interest Rate.

5.2	Due dates for Accrued Interest

Accrued interest from the date of a utilization until the repayment date shall become due and payable annually on each anniversary of the date of this Agreement and at the date of the repayment of the Loan.

5.3	Default interest

If the Borrower fails to pay any amount (other than interest) payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is four (4) percentage points higher than the Interest Rate.

5.4	Interest Basis

Interest accrues from day to day as of the Drawdown Date and is calculated on the basis of the actual number of days elapsed and a year of 365/366 days (actual/actual).

6.	PAYMENTS

6.1	Place

All payments under this Agreement shall be made to the relevant party to its account at such office or bank as it may notify to the other party for this purpose by not less than three (3) Bank Working Days’ notice prior to the date of the proposed payment.

6.2	Currency

(a)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(b)	Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Euro.

6.3	Set-off and counterclaim

All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

6.4	Non-Bank Working Days

(a)	If a payment under this Agreement is due on a day which is not a Bank Working Day, the due date for that payment shall instead be the next Bank Working Day in the same calendar month (if there is one) or the preceding Bank Working Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

7.	EXCHANGE OPTION

Subject to the Capital Increase Resolution (as in defined in Section 8.1 below) having been passed and the occurrence of one of the exchange triggers set forth under 7(a) through 7(e) below (each an “Exchange Trigger Event”), the Lender shall be entitled to request, and the Borrower will then procure, that all of the Outstanding Claims be converted at the terms and conditions outlined in the relevant Exchange Trigger Events (“Exchange Option”):

(a)	if a public listing of the Shares or the shares of a controlling shareholder of the Borrower (an “IPO Event”) occurs prior to the Repayment Date, the Outstanding Claims shall, on a EUR for EUR basis, be exchanged for the same class of shares of the IPO issuer which are to be listed at the lower of (i) the IPO price per Share and (ii) the price per existing Share resulting from a Borrower pre-money valuation of EUR [ ] million;

(b)	if a business combination of the Borrower with a listed special purpose acquisition company and the public listing of the combined entity (a “De-SPAC Event”) are announced prior to the Repayment Date, the Outstanding Claims shall, on a EUR for EUR basis, be transferred to, and exchanged for shares in, the listed entity at the lower of (i) EUR 10.00 per such share at the closing of the De-SPAC Event less a [ ] discount and (ii) the theoretical price per such share if a Borrower pre-money valuation of EUR [ ] million had been applied to the business combination (with otherwise the same calculation methods applied);

(c)	if the Borrower issues equity or equity-linked securities (excluding (i) any issuances to employees as part of incentive packages and (ii) any issuance in connection with an IPO Event or a De-SPAC Event) in an aggregate amount of at least EUR [ ] million (a “Financing Event”) prior to the Repayment Date, the Outstanding Claims shall, on a EUR for EUR basis, be exchanged for the same class of equity or equity-linked securities at the lower of (i) the purchase price of one of these securities for such investment by the third parties and (ii) the theoretical purchase price per such security if a Borrower pre-money valuation of EUR [ ] million had been applied to the issuance (with otherwise the same calculation methods applied);

(d)	if at least 30% of the Shares or the assets of the Borrower (by value) are sold and to be transferred (excluding an IPO and or De-SPAC event) to a third party (a “Liquidation Event”) prior to the Repayment Date, the Outstanding Claims shall be repaid and the Lender shall receive the greater of (i) 100% of the Outstanding Claims, and (ii) the amount the Lender would have received if the Outstanding Claims were converted into shares of Borrower’s Series C Ordinary Shares immediately prior to the consummation of the Liquidation Event at the rate per share equal to [ ] divided by the fully-diluted capitalization of the Company taking account any virtual shares, stock options or similar instruments. For purposes of the calculation in the foregoing subsection (ii), the Series C Ordinary Shares shall be deemed to have a [ ] non-participating liquidation preference; and

(e)	if no IPO Event, Financing Event or Liquidation Event has been completed and no De-SPAC Event has been announced prior to the Repayment Date, the Lender may exchange the Outstanding Claims, on a EUR for EUR basis, for Shares at a price per Share resulting from a Borrower pre-money valuation of EUR [ ] million.

8.	UNDERTAKINGS

8.1	Shareholder Approval

The Borrower undertakes to use all reasonable efforts to allow for the implementation of any Exchange Option. In particular, but not limited to, the Borrower will:

(a)	duly prepare, call and hold a general meeting of the Borrower (in each case observing all formal requirements) to seek shareholder approval for the creation of a sufficient authorized capital (genehmigtes Kapital) against contribution in kind or to resolve upon a formal capital increase against contribution in kind (excluding, as the case may be, pre-emption rights of other shareholders) (in either case, the relevant shareholder resolution hereinafter referred to as the “Capital Increase Resolution”);

(b)	take all actions necessary to have the Capital Increase Resolution registered with the commercial register of the Borrower;

(c)	take all actions necessary to implement the respective capital increase under the Capital Increase Resolution to the extent necessary for the implementation of the Exchange Option (including, but not limited to, the utilization of an authorized capital and the registration of the implementation of the respective capital increase with the commercial register);

(d)	defend the Capital Increase Resolution against any shareholder law suits (including, as the case may be, conducting any fast track registration proceedings);

(e)	repeat the steps listed under 8.1(a) through 8.1(c) in case the Capital Increase Resolution has been approved by the shareholders of the Borrower but the implementation of the relevant capital increase has subsequently been successfully prevented by actions of minority shareholders or other third parties.

8.2	Further Commitments

(a)	The Borrower further undertakes not to participate in, or otherwise support an IPO-Event (e.g. by providing or preparing the relevant financial information or executing any documents useful or necessary for the IPO-Event), where the Borrower will not be the entity listed unless it is procured that the listed entity assumes all obligations under this Agreement on terms and conditions that do not change the economic terms underlying this Agreement.

(b)	The Borrower further undertakes not to enter into a business combination agreement with a special purpose acquisition company in connection with the preparation for a De-SPAC Event, where the Borrower will not be the entity listed unless it is procured that the listed entity assumes all obligations under this Agreement, if any, on terms and conditions that do not change the economic terms underlying this Agreement.

For the avoidance of doubt, the obligations under this section 8.2 are not subject to the Capital Increase Resolution having been passed.

8.3	Board Approval

The Borrower confirms that the execution of this Agreement and its content has been duly approved by the Board (Verwaltungsrat) of the Borrower. For the avoidance of doubt, The Borrower cannot guarantee that the shareholders of the Borrower validly pass the Capital Increase Resolution.

8.4	PIPE Investment

In case of an envisioned De-SPAC Event, the Lender will consider in good faith a participation in the PIPE with an additional investment of EUR [          ] million at the same terms and conditions as the other PIPE investors are subject to.

8.5	Downround Protection

The Lender and the Borrower agree that should this Agreement not be a convertible loan for the purposes of the shareholders’ agreement, they will work together in good faith to restructure this Agreement so that it meets the requirements of a convertible loan under section 8.8 of the shareholders’ agreement.

9.	EVENTS OF DEFAULT

9.1	Non-payment

The Borrower does not pay within ten (10) Frankfurt business days from the relevant payment date any amount payable by it under this Agreement during which time no interest and no default interest shall accrue.

9.2	Breach of other obligations

The Borrower fails to duly perform any other obligation arising from this Agreement (other than those referred to in Clause 9.1 (Non-payment)) and such failure, if capable of remedy, remains unremedied for 30 days after receipt of a written request by the Lender to the Borrower to remedy such default.

9.3	Cessation of payment

The Borrower states in writing that it is unable to pay its debts as they become due.

9.4	Insolvency proceedings

(a)	The Borrower’s assets have been subjected to an insolvency proceeding; or

(b)	the Borrower applies for or institutes such proceedings; or

(c)	a third party applies for insolvency proceedings against the Borrower and such proceedings are not discharged or stayed within 60 days, unless such proceeding is dismissed due to insufficient assets.

9.5	IPO Event; De-SPAC Event; Financing Event; Liquidation Event

(a)	The Borrower participates in, or otherwise supports, an IPO-Event or De-SPAC Event (e.g. by providing or preparing the relevant financial information or executing any documents useful or necessary for the IPO-Event or De-SPAC Event), where the Borrower will not be the entity listed unless it is procured that the listed entity assumes all remaining obligations under this Agreement, if any, on terms and conditions that do not change the economic terms underlying this Agreement; or

(b)	the Borrower transfers assets or approves of, or otherwise facilitates the transfer of the Shares in case of a Liquidation Event unless

(i)	in case of a sale of assets by the Borrower, the Exchange Option (if requested by the Lender) and the underlying issuance of Shares is implemented prior to the signing and the closing of the sale of such assets; or

(ii)	in case of a sale of Shares, the Lender has been given the opportunity to exercise a tag-along right under which the Lender is entitled to transfer a portion or all of its Shares, after the conversion of the Outstanding Claims into Shares, together with the selling shareholder(s) to the third party under equal terms and conditions and in accordance with Section 13 of the shareholders’ agreement between, inter alia, the Borrower and the Lender dated August 2021.

9.6	Acceleration

On and at any time after the occurrence of an event listed under Section 9.1 through 9.5 (each an “Event of Default”) the Lender may, by notice to the Borrower demand that the Loan, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon it shall become immediately due and payable. In addition, if an event listed under Section 9.5 occurs, the Lender may have the right to terminate this Agreement with immediate effect.

10.	SEVERABILITY

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any unintended gap in this Agreement. It is the explicit intent of the Parties that the severability clause in this Sec. 10 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Sec. 139 German Civil Code (Bürgerliches Gesetzbuch) in its entirety.

11.	CONFIDENTIALITY

(a)	The Parties shall treat all information in connection with this Agreement and the Borrower confidential.

(b)	The Parties are entitled to disclose to (i) its directors, (ii) its administrative board members and employees on a need to know basis, (iii) its Affiliates, (iv) its professional advisers (e.g. accountants and attorneys) and (v) supervisory authorities or (vi) courts any information in connection with this Agreement and the Borrower.

Any notification of the public regarding this Agreement shall mutually be coordinated by the Parties. This shall not affect any announcement or circular required by law, any regulatory body or stock exchange rules applicable to a Party.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13.	GOVERNING LAW AND ENFORCEMENT

13.1	This Agreement has been drafted in accordance with the laws of the Federal Republic of Germany and shall be construed and interpreted on the basis of the laws of the Federal Republic of Germany only. If the English legal meaning differs from the German legal meaning of this Agreement and its terms, the German meaning shall prevail. Exclusive place of performance (Erfüllungsort) for any and all rights pursuant to, in connection with or arising, directly or indirectly, from this Agreement, shall be the registered seat of the Borrower.

13.2	To the extent legally permissible, the courts of Düsseldorf (Germany) shall have exclusive jurisdiction to settle any disputes arising under or in connection with this Agreement.

14.	MISCELLANEOUS

14.1	Unless explicitly stated otherwise, this Agreement or any rights and obligations hereunder may not be assigned or transferred by any Party, in whole or in part, without the prior written consent of the other Parties.

14.2	Any amendment or supplementation of this Agreement, including this provision, and any waiver under this Agreement shall be valid only if made in writing, except where a stricter form (e.g., notarization) is required under applicable law.

14.3	This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, that may exist between the Parties in respect of the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

For and on behalf of Next.e.GO Mobile SE as Borrower:

__________________________________________________

Signature(s)

Name(s) in print For and on behalf of [          ] as Lender:

__________________________________________________

Signature(s)